Exhibit 99.1

Response Biomedical Corp. Announces Third Quarter 2015

Financial Results

VANCOUVER, British Columbia – November 12, 2015 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCQB: RPBIF) a commercial stage in-vitro medical device company with products for the laboratory and point of care markets, today reported financial results for its third quarter and nine months ended September 30, 2015. Third quarter highlights include a 60% increase in total revenue, a 10% increase in product sales, a GAAP net income of $729,000, and a positive Adjusted EBITDA of $311,000.

“We are pleased to again report both revenue growth over the prior year quarter and positive Adjusted EBITDA for the third quarter,” said Dr. Barbara Kinnaird, Chief Executive Officer of Response. “We worked with our national distribution partner in China to continue their purchases from us this quarter, albeit at a reduced rate from the first two quarters of the year. We are helping our partner to work through their excess inventory as we continue to expand our sales and marketing team in China. In addition, we made good progress in our collaboration with Joinstar, earning a US$648,000 milestone in the third quarter,” noted Dr. Kinnaird. “We also continue to be encouraged by the sales growth in markets outside of China. Finally, our cost cutting and efficiency initiatives have contributed to our improved third quarter gross margin.”

“We continue to focus on improving efficiencies and reducing costs while at the same time making strategic investments in high growth market segments. At the end of the third quarter we launched a new environmental test to assist customers in detecting Dengue virus infected mosquitoes,” said Dr. Kinnaird.

Financial highlights for the third quarter of 2015 include the following:

●	Total Q3 revenue of $3.5 million, up 60% from $2.2 million in Q3 2014;
●	Q3 Gross margin on product sales of 41.3%, up 9.2 percentage points, compared with 32.1% in Q3 2014;
●	37% reduction of Q3 operating expenses to $1.8 million compared to $3.0 million in Q3 2014;
●

Q3 2015 GAAP net income of $729,000, or $0.07 per share, compared with a GAAP net loss of $(1,118,000), or $(0.14) per share in Q3 2014. These GAAP figures include a non-cash warrant liability valuation adjustment gain of $890,000 in Q3 2015 and $1,472,000 in Q3 2014;

●	Excluding the non-cash warrant liability valuation adjustment, Q3 2015 Adjusted Net loss was $(161,000) compared with an Adjusted Net loss of $(2,590,000) in Q3 2014; and
●	Q3 2015 Adjusted EBITDA (a non-GAAP financial measure) of $311,000, compared with a negative Adjusted EBITDA of $(2,063,000) in Q3 2014.

Financial results for the three months ended September 30, 2015:

●

Product sales increased 10% to $2.4 million for the quarter ended September 30, 2015 compared to $2.2 million for the same quarter in 2014. The increase was primarily due to higher cardiovascular and environmental test sales outside of China offsetting lower sales in China.

●

Collaborative revenue from the Joinstar collaboration was $1.1 million in Q3 2015 including US$648,000 for the fourth milestone of the project received during the quarter. We are eligible to receive an additional US$1.5 million in milestones during the remaining approximately 6 months of the development project.

●

Gross margin on product sales increased to 41.3% for the quarter ended September 30, 2015 compared to a gross margin of 32.1% in the same quarter of 2014. This increase is primarily due to increased cardiovascular sales outside of China which are sold at relatively higher margins than cardiovascular sales in China along with a decrease in manufacturing overhead costs as a result of the improved efficiencies.

●

Operating expenses decreased by 37% to $1.9 million for the quarter ended September 30, 2015 compared to $3.0 million in the same quarter of 2014. This decrease is primarily due to severance accrued in 2014 upon the departures of our former chief executive officer and senior vice president of worldwide sales, a 19% decrease in salaries and wages due to staff efficiencies in addition to lower legal and regulatory costs incurred in 2015.

●

GAAP Net income for the quarter ended September 30, 2015 totaled $729,000, or $0.07 per basic and diluted share, compared to a GAAP Net loss of $(1,118,000), or $(0.14) per basic share and diluted share, in the comparative 2014 period. The GAAP Net income was primarily due to the improved margin and reduced operating expenses described above along with the additional collaborative revenue earned from the Joinstar collaboration offsetting the decrease in the unrealized gain on the revaluation of the warrant liability.

●

Adjusted net loss decreased by $2.4 million to an Adjusted net loss of $(161,000) from an Adjusted net loss of $(2.6 million) in the comparable quarter in 2014, primarily the result of the increase in total revenue and decrease in costs during 2015 in comparison to 2014. We believe that this non-GAAP measure, along with Adjusted EBITDA, may be useful to investors to analyze the results of our business because it excludes the often volatile, non-cash unrealized change in the valuation of the Company’s warrant liability. A reconciliation between Net income (loss) and comprehensive income (loss) and Adjusted net income (loss) is included below.

●

As a result of the changes described above, Adjusted EBITDA for the quarter ended September 30, 2015 improved to $0.3 million compared to negative $2.1 million in the same quarter of 2014. Adjusted EBITDA excludes, for the applicable periods, interest expense, interest income, income tax, depreciation and amortization, stock-based compensation expense, and the non-cash unrealized gain or loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as it excludes the often large quarterly non-cash gains and losses associated with revaluations of our warrant liability— these gains and losses are driven by stock price changes and are unrelated to our business operations and cash flows. A reconciliation between net income (loss) and comprehensive income (loss) and Adjusted EBITDA is included below.

Financial results for the nine months ended September 30, 2015:

●

Product sales increased 18% to $9.3 million for the nine months ended September 30, 2015 compared to $7.8 million for the same period in 2014. The increase was primarily due to higher instrument and cardiovascular test sales in China during the first half of the year.

●

Collaborative revenue from the Joinstar collaboration was $2.1 million in the nine months ended September 30, 2015. We are eligible to receive an additional US$1.5 million in milestones during the remaining approximately 6 months of the development project. The Joinstar collaboration commenced in Q4 of 2014, thus there was no revenue from this source in the comparable period in 2014.

●

Gross margin on product sales decreased to 38.2% for the nine months ended September 30, 2015 compared to a gross margin of 40.8% in the same period of 2014. This decrease is primarily due to increased cardiovascular sales in China which are sold at relatively lower margins and a significant increase in promotional reader placement programs implemented in the first quarter of 2015.

●

Operating expenses decreased by 19% to $5.8 million for the nine months ended September 30, 2015 compared to $7.1 million in the same period of 2014. This decrease is primarily due to the severance costs accrued in 2014 as a result of the resignation of our former chief executive officer and senior vice president of sales in 2014, lower salaries and wages due to staff efficiencies and lower legal and regulatory work associated with the timing of clinical and regulatory work being done in 2015. As a result of the changes described above, Adjusted EBITDA for the nine months ended September 30, 2015 improved to $286,000 compared to negative ($3.1 million) in the same period of 2014. A reconciliation between net income (loss) and comprehensive income (loss) and Adjusted EBITDA is included below.

●

GAAP Net loss for the nine months ended September 30, 2015 totaled $(373,000), or $(0.04) per basic and diluted share, compared to $(2.4 million), or $(0.30) per basic share and diluted share, in the comparative 2014 period. The decrease in GAAP Net loss was primarily due to an increase in total revenue and a decrease in operating expenses offset by a decrease in the unrealized gain on revaluation of the warrant liability.

●

Adjusted net loss decreased during the nine months ended September 30, 2015 by $3.5 million to $(1.2 million) from $(4.7 million) in the comparable period in 2014. A reconciliation between Net income (loss) and comprehensive income (loss) and Adjusted net income (loss) is included below.

●	Cash and cash equivalents as of September 30, 2015 were $2.9 million compared to $1.7 million as of September 30, 2014.

For a further discussion of the Company’s financial results for the three and nine months ended September 30, 2015, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 72 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the three and nine months ended September 30, 2015 and 2014. We believe that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. Further, our reconciliation of GAAP Net income (loss) and comprehensive income (loss) to Adjusted EBITDA and Adjusted Net income (loss) are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and Dengue Fever antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTCQB under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that we are able to help our national distributor work through their excess inventory as we continue to expand our sales and marketing team in China; that we are making strategic investments in high growth market segments including a new environmental test to assist customers in detecting Dengue virus infected mosquitoes; and that that we continue to make progress in our collaboration with Joinstar and we are eligible to receive a further US$1.5 million in milestones during the remaining approximate six months of the Joinstar development project. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Unaudited
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Product sales	$2,425	$2,199	$9,259	$7,835
Collaborative revenue	1,103	-	2,075	-
Total revenue	$3,528	$2,199	$11,334	$7,835
Cost of sales	1,423	1,494	5,719	4,639
Gross profit	$2,105	$705	$5,615	$3,196
Gross margin on product sales	41.3%	32.1%	38.2%	40.8%
Operating expenses	1,875	2,994	5,798	7,144
Other expenses (excluding unrealized loss (gain) on revaluation of warrant liability)	391	301	985	755
Adjusted net loss	$(161)	$(2,590)	$(1,168)	$(4,703)
Unrealized loss (gain) on revaluation of warrant liability	(890)	(1,472)	(795)	(2,350)
Net income (loss) and comprehensive income (loss) for the period	$729	$(1,118)	$(373)	$(2,353)
Earnings (loss) per share - basic	$0.07	$(0.14)	$(0.04)	$(0.30)
Earnings (loss) per share - diluted	$0.07	$(0.14)	$(0.04)	$(0.30)

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (in thousands of Canadian dollars):

	Unaudited
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA	$311	$(2,063)	$286	$(3,124)
Interest expense and amortization of deferred financing costs and debt discount	215	226	675	649
Interest income	(2)	(3)	(7)	(12)
Depreciation and amortization	204	210	626	615
Stock-based compensation	55	94	160	327
Unrealized gain on revaluation of warrant liability	(890)	(1,472)	(795)	(2,350)
Net income (loss) and comprehensive income (loss) for the period	$729	$(1,118)	$(373)	$(2,353)

Reconciliation of Adjusted Net Income (Loss) to GAAP Net Income (Loss) (in thousands of Canadian dollars):

	Unaudited
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted net loss	$(161)	$(2,590)	$(1,168)	$(4,703)
Unrealized gain on revaluation of warrant liability	(890)	(1,472)	(795)	(2,350)
Net income (loss) and comprehensive income (loss) for the period	$729	$(1,118)	$(373)	$(2,353)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer

ir@responsebio.com